Auto-Callable Fixed Coupon Buffer Notes Linked to the Bloomberg US Large Cap VolMax Index Due August 1, 2030

PRODUCT CHARACTERISTICS
•	Fixed Coupons — If the Notes have not been automatically called, investors will receive a Fixed Coupon on each monthly Coupon Payment Date.
•	Call Feature — If, on any quarterly Call Observation Date beginning approximately one year following the Trade Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called for 100% of their principal amount plus the Fixed Coupon otherwise due. No further payments will be made on the Notes.
•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value is greater than or equal to the Buffer Value, at maturity, investors will receive the principal amount of their Notes plus the Fixed Coupon otherwise due. If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value in excess of the Buffer Percentage and will receive the Fixed Coupon otherwise due.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017PDD0
Underlier:	The Bloomberg US Large Cap VolMax Index (Bloomberg symbol “BMAXUS”)
Trade Date:	July 28, 2025
Issue Date:	July 31, 2025
Valuation Date:	July 29, 2030
Maturity Date:	August 1, 2030
Payment of Fixed Coupons:	If the Notes have not been automatically called, investors will receive a Fixed Coupon on each Coupon Payment Date.
Fixed Coupon:	$6.25 per $1,000 principal amount of Notes (corresponding to a rate of 0.625% per month or 7.50% per annum)
Coupon Payment Dates:	Monthly
Call Feature:	If, on any Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to $1,000 plus the Fixed Coupon otherwise due. No further payments will be made on the Notes.
Call Observation Dates:	Quarterly, beginning approximately one year following the Trade Date
Call Settlement Date:	If the Notes are automatically called on any Call Observation Date, the Coupon Payment Date immediately following that Call Observation Date
KEY TERMS (continued)
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes, in addition to the Fixed Coupon otherwise due:

•     If the Final Underlier Value is greater than or equal to the Buffer Value: $1,000

•     If the Final Underlier Value is less than the Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return + Buffer Percentage)]

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will lose some or a substantial portion of your principal amount at maturity.

Buffer Value:	85% of the Initial Underlier Value
Buffer Percentage:	15%
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	The closing value of the Underlier on the Trade Date
Final Underlier Value:	The closing value of the Underlier on the Valuation Date

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325008225/dp230982_424b2-us2742bmax.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $875.00 and $925.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, underlying supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Substantial Portion of the Principal Amount at Maturity.
•	You Will Not Participate in Any Appreciation of the Underlier, and Any Potential Return on the Notes Is Limited.
•	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes Are Subject to an Automatic Call.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	The Final Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	RBCCM Coordinated with the Index Sponsor in the Development of the Underlier.
•	You Will Not Have Any Rights to the Securities Included in the Underlying Index.
•	The Value of the Underlier Will Reflect a Notional Financing Cost, a 6% per Annum Deduction Factor and a Transaction Cost, in Each Case, Deducted Daily.
•	The Underlier May Not Be Successful or Outperform Any Alternative Strategy That Might Be Employed in Respect of the Underlying Index.
•	The Underlier May Not Approximate Its Target Volatility.
•	The Underlier Is Subject to Risks Associated with the Use of Significant Leverage.
•	The Underlier May Be Adversely Affected by a “Volatility Drag” Effect.
•	The Underlier Has a Limited Operating History and May Perform in Unanticipated Ways.
•	Hypothetical Back-Tested Data Relating to the Underlier Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433